           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 31 to Registration Statement No. 33-08054 on Form N-1A of our report dated November 14, 2007, relating to the financial statements and financial highlights of Oppenheimer Limited Term Municipal Fund, a separate series of
Oppenheimer Municipal Fund,  appearing in the Annual Report on Form N-CSR of
Oppenheimer Municipal Fund for the year ended September 30, 2007, and to the references to us under the headings "Independent Registered Public Accounting
Firm" in the Statement of Additional Information and "Financial Highlights"
in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 18, 2007